Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES FLOW TEST RESULTS AT LA CANTERA AND
UPDATES OPERATING ACTIVITIES
LAFAYETTE, LA — October 20, 2011 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has completed a limited flow test at its La Cantera discovery located in Vermilion Parish, LA. The test results from a 10/64 inch restricted choke indicate the well is expected to produce at a gross daily rate of 20-30 MMcf of gas plus approximately 20 barrels of oil and 36 barrels of natural gas liquids per MMcf of gas. The Company continues to build surface facilities and expects to initiate production during the first quarter of 2012.
During September 2011, the Company acquired an additional 1.58% working interest (NRI — 1.14%) in the La Cantera discovery from a partner. As a result, the Company has an approximate 17% net revenue interest in the well.
The Company plans to spud its La Cantera #2 well approximately 1/2 mile north of the discovery well during the second quarter of 2012. The La Cantera #2 well is expected to evaluate the unbooked northern portion of the structure offsetting the initial well and the Company estimates total gross well cost of approximately $23 million (WI- 24%).
In Oklahoma, the Company recently completed five operated Woodford horizontal wells. The following is a summary of the results:

				24 Hour Gross Rate
Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	(Mcf/d)
PQ 56	22%	9/30/2011	4,993	6,293
PQ 57	25%	10/2/2011	4,960	4,467
PQ 58	23%	8/19/2011	4,895	6,036
PQ 59	23%	8/17/2011	5,006	6,233
PQ 61	15%	9/24/2011	4,949	2,968
In addition to the above completions, the Company has reached total depth on ten Woodford operated wells and expects to complete all ten plus one to three additional Woodford operated wells during the fourth quarter.
At the end of the second quarter, the Company initiated production from PQ 52 (IP rate — 8,935 Mcf/d), which is located on the western side of its Woodford acreage position. As of September 30, 2011, the well was producing 4,538 Mcf/d of liquids rich gas (1,200 Btu). The Company is currently working with a mid-stream service provider to design and implement the build out of natural gas liquids processing facilities in the area. Concurrent with the construction of these facilities, the Company expects to commence a multi-well drilling program targeting this potentially liquids rich section of the Woodford Shale. The Company currently plans to drill 12-16 wells in this area during 2012.

In East Texas, the Company recently completed four (two operated and two non-operated) horizontal Cotton Valley wells. The following is a summary of the results:

					24 Hour
				24 Hour Gross Rate	Gross NGL
Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	(Mcf/d)	Rate (Bbls/d)
PQ/CVX #2	39%	9/12/11	3,204	3,283	237
PQ/CVX #3	39%	10/6/11	2,899	3,761	260
Classic/PQ #4	24%	8/25/11	2,025	4,265	257
Classic/PQ #5	24%	8/23/11	2,285	5,051	317
In South Texas, the Company’s second and third operated Eagle Ford Shale wells (NRI — 38% and 33%, respectively) located in La Salle County have been completed. The wells achieved 24 hour maximum gross daily production rates of 363 Boe/d (94% oil) and 543 Boe/d (82% oil), respectively. In addition, the Company recently participated in two non-operated La Salle County wells that are in the early stages of flow back.
In the Gulf Coast, the Company has reached total depth on its first well in its four well Ship Shoal 72 sidetrack program targeting oil reservoirs. The well encountered four stacked sand packages containing a total of 57 net feet of pay. The Company is currently completing the well (NRI — 45%) and expects an initial production rate of 300-400 Boe/d during November 2011. In addition, the Company expects to spud its second Ship Shoal 72 prospect in approximately one week.
In Northern Oklahoma, the Company continues to acquire Mississippian Lime acreage through leasing efforts and currently has a total of approximately 28,000 net acres in the trend. The Company expects to spud its first operated well at the end of the year.
Management Statement
“Based on an estimated initial flow rate of 20 to 30 million cubic feet of gas per day plus the stronger than expected liquids yield, we are projecting the La Cantera discovery could payout our $11 million net investment, which includes the acquisition of additional interest, within approximately twelve months.” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “As a result of the success of our surging operational activity, we are forecasting production growth in the fourth quarter of 2011 and we expect to achieve annual reserve growth for 2011 in excess of 25%.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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